EXHIBIT 99.1

Adept Technology Appoints Seth Halio as Chief Financial Officer

PLEASANTON, Calif., Oct. 1, 2013 (GLOBE NEWSWIRE) -- Adept Technology, Inc. (Nasdaq:ADEP), a leading provider of intelligent robots and autonomous mobile solutions and services, today announced that Mr. Seth Halio has been named as Chief Financial Officer effective October 3, 2013.

Mr. Halio comes to Adept with nearly 30 years of senior financial management experience in public accounting and both public and private venture-backed companies, 12 years of which he was a CFO. In this role at Adept he will be responsible for accelerating the company turnaround from a financial perspective and a key leader managing the company's global finance and IT organizations.

"We are excited to welcome Seth to the Adept team," said Rob Cain, Adept President and CEO. "After a thorough search, few candidates had the experience and track record improving the bottom and top line that Seth does. He is a strong leader with significant industry experience within the markets that we serve and fits into our culture of results and execution well".

"I'm very pleased to be joining the Adept team," said Seth Halio. "Adept has a strong history of product innovation and thought-leadership. I look forward to serving the company as it executes on its growth plan."

Prior to joining Adept, Seth held senior level finance positions including CFO at LED Engin, Inc., Novariant, Inc., Diamond Foods, Inc., and Spectra-Physics, Inc. He received his B.S. degree in Business Administration from Bucknell University in Pennsylvania.

About Adept Technology, Inc.

Adept is a global, leading provider of intelligent robots and autonomous mobile solutions and services that enable customers to achieve precision, speed, quality and productivity in their assembly, handling, packaging, testing, and logistical processes. With a comprehensive portfolio of high-performance motion controllers, application development software, vision-guidance technology and high-reliability robot mechanisms with autonomous capabilities, Adept provides specialized, cost-effective robotics systems and services to high-growth markets including Medical, Electronics, Food and Semiconductor; as well as to traditional industrial markets including Machine Tool Automation and Automotive Components. More information is available at www.adept.com .

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CONTACT: Press and Industry Analysts:
         Glenn Hewson
         Adept Technology, Inc.
         858 699 3909 (voice)
         925 960 0452 (fax)
         glenn.hewson@adept.com